As filed with the United States Securities and Exchange Commission on June 24, 2021

Registration No. 333-255019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

Tel: +44 (0) 1865 292017

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Copies to:

James J. Masetti Davina K. Kaile Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover St Palo Alto, California 94304 (650) 233-4500	Carl Marcellino Elizabeth Todd Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed prospectus/proxy statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(13)
Ordinary Shares(2)	14,837,015	$10.03(8)	$148,815,260.45	$16,235.74
Ordinary Shares(3)(7)	41,549,601	$4.84(9)	$201,576,000.00	$21,991.94
Ordinary Shares issuable upon the exercise of options(4)(7)	6,789,634	$4.94(10)	$33,540,791.96	$3,659.30
Warrants(5)(7)	14,075,000	—	—(12)	—
Ordinary Shares issuable upon the exercise of Warrants(6)(7)	14,075,000	$11.50(11)	$161,862,500.00	$17,659.20
Aggregate Fee				$59,546.19(14)

(1)

All securities being registered will be issued by Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”). In connection with the Business Combination described in this registration statement and the enclosed prospectus/proxy statement (the “Business Combination”), among others, (a) the holders of ordinary shares with a nominal value of £0.00001 per share (the “Rockley ordinary shares”) in the capital of Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (“Rockley”), will exchange their Rockley ordinary shares for ordinary shares of HoldCo (the “HoldCo ordinary shares”), by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended, and Rockley will become a direct wholly owned subsidiary of HoldCo, (b) the holders of options exercisable for Rockley ordinary shares (the “Rockley options”) will be invited to rollover their Rockley options for options exercisable for HoldCo ordinary shares (“HoldCo options”), and (c) Rockley Mergersub Limited, a newly formed subsidiary of HoldCo (“Merger Sub”), will be merged (the “Merger”) with and into SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SC Health”), and all of the outstanding Class A ordinary shares, par value $0.0001 per share, of SC Health (“SC Health Class A ordinary shares”) and Class B ordinary shares, par value $0.00008 per share, of SC Health (the SC Health Class B ordinary shares” and, together with the SC Health Class A ordinary shares, the “SC Health ordinary shares”) will be exchanged for HoldCo ordinary shares, and all of the outstanding warrants to purchase SC Health Class A ordinary shares with a per share exercise price of $11.50 per share (the “SC Health warrants”) will be converted into the right to receive warrants to purchase HoldCo ordinary shares with a per share exercise price of $11.50 per share (“HoldCo warrants”).

(2)	Consists of 14,837,015 HoldCo ordinary shares issuable in exchange for SC Health ordinary shares outstanding immediately prior to the closing of the Business Combination.
(3)

Consists of 41,549,601 HoldCo ordinary shares issuable in exchange for Rockley ordinary shares outstanding immediately prior to the closing of the Business Combination, estimated on the basis of 33,664,977 Rockley ordinary shares outstanding, 6,274,839 Rockley ordinary shares issuable upon the conversion of Rockley’s outstanding convertible loan notes prior to the closing of the Business Combination and 1,609,785 Rockley ordinary shares issuable upon the exercise of Rockley’s outstanding warrants prior to the closing of the Business Combination, in each case, estimated on the basis of securities outstanding as of the date hereof and assuming the consummation of the Business Combination.

(4)

Consists of 6,789,634 HoldCo ordinary shares issuable upon the exercise of HoldCo options to be issued in exchange for outstanding Rockley options in connection with the closing of the Business Combination.

(5)	Consists of 14,075,000 HoldCo warrants issuable in exchange for SC Health warrants outstanding immediately prior to the closing of the Business Combination.
(6)

Consists of 14,075,000 HoldCo ordinary shares issuable upon exercise of HoldCo warrants. Each HoldCo warrant will entitle the warrant holder to purchase one HoldCo ordinary share at a price of $11.50 per share (subject to adjustment.

(7)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(8)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.03, the average of the high and low prices of the SC Health Class A ordinary shares as reported on the New York Stock Exchange on May 25, 2021 multiplied by (ii) 14,837,015, the estimated number of SC Health ordinary shares that will be outstanding immediately prior to the closing of the Business Combination (including the SC Health ordinary shares included in the SC Health units).

(9)

Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of Rockley ordinary shares as of December 31, 2020.

(10)

Pursuant to Rule 457(h)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the weighted-average exercise price of the HoldCo ordinary shares issuable upon exercise of such options.

(11)

Pursuant to Rule 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the HoldCo ordinary shares underlying the HoldCo warrants is calculated based on an exercise price of $11.50 per share.

(12)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(13)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(14)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-255019) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. No other changes have been made to the Registration Statement. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with the execution or discharge of their duties, powers, authorities or discretions as a director or officer, except through their own willful neglect or willful default.

Item 21. Exhibits And Financial Statements Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

2.1†	Business Combination Agreement and Plan of Merger, dated as of March 19, 2021, by and among SC Health Corporation, Rockley Photonics Limited, Rockley Photonics Holdings Limited and Rockley Mergersub Limited (included as Annex A to the prospectus/proxy statement).

3.1#	Amended and Restated Memorandum and Articles of Association of SC Health Corporation.

3.2†	Memorandum of Association of Rockley Photonics Holdings Limited, dated as of March 11, 2021 (included as Annex J to the prospectus/proxy statement).

3.3†	Articles of Association of Rockley Photonics Holdings Limited, dated as of March 11, 2021 (included as Annex J to the prospectus/proxy statement).

3.4†	Form of Amended and Restated Memorandum and Articles of Association of Rockley Photonics Holdings Limited (included as Annex K to the prospectus/proxy statement).

4.1#	Form of Warrant Agreement among American Stock Transfer & Trust Company, SC Health Corporation and SC Health Holdings Limited.

4.2#	Form of Assignment, Assumption and Amendment Agreement among Computershare Trust Company, N.A., SC Health Corporation, SC Health Holdings Limited and Rockley Photonics Holdings Limited.

4.3#	Form of Specimen Warrant Certificate of Rockley Photonics Holdings Limited.

4.4#	Form of Specimen Ordinary Share Certificate of Rockley Photonics Holdings Limited.

5.1#	Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the validity of the securities being registered.

5.2#	Opinion of Travers Thorp Alberga, Cayman Islands Counsel to Rockley Photonics Holdings Limited.

8.1	Opinion of Ropes & Gray LLP regarding certain federal income tax matters.

10.1†	Investor Support Agreement, dated as of March 19, 2021, by and among SC Health Holdings Limited, Rockley Photonics Holdings Limited, Rockley Mergersub Limited and Rockley Photonics Limited (included as Annex B to the prospectus/proxy statement).

Exhibit Number	Description

10.2†	Company Holders Support Agreement, dated March 19, 2021, by and among the by and among SC Health Corporation, Rockley Photonics Holdings Limited, Rockley Mergersub Limited, Rockley Photonics Limited and the shareholders named therein (included as Annex C to the prospectus/proxy statement).

10.3†	Company Holders Support Agreement, dated March 19, 2021, by and among SC Health Corporation, Rockley Photonics Holdings Limited, Rockley Mergersub Limited, Rockley Photonics Limited and Dr. Andrew Rickman (included as Annex D to the prospectus/proxy statement).

10.4†	Form of Investor Subscription Agreement (included as Annex E to the prospectus/proxy statement).

10.5†	Form of Individual Subscription Agreement (included as Annex F to the prospectus/proxy statement).

10.6†	Form of Registration Rights and Lock-up Agreement (included as Annex G to the prospectus/proxy statement).

10.7#	Form of Indemnification Agreement between Rockley Photonics Holdings Limited and its officers and directors.

10.8+†	Rockley Photonics Holdings Limited 2021 Stock Incentive Plan and the Forms of Stock Option Agreement, Restricted Stock Unit Agreement and Restricted Stock Agreement (included as Annex H to the prospectus/proxy statement).

10.9+#	Rockley Photonics Limited 2013 Equity Incentive Plan and Forms of Stock Option Agreements.

10.10+†	Form of Rockley Photonics Holdings Limited Employee Stock Purchase Plan (included as Annex I to the prospectus/proxy statement).

10.11#	Investment Management Trust Agreement, dated July 11, 2019, by and between the SC Health Corporation and American Stock Transfer & Trust Company, LLC.

10.12#	Sino-Foreign Equity Joint Venture Contract, dated December 19, 2017, by and between Hengtong Optic-Electric Co., Ltd. and Rockley Photonics Limited.

10.13#	Intra Group Loan Agreement, dated February 24, 2021, by and between Rockley Photonics Oy and Rockley Photonics Limited.

10.14#	Lease Agreement, dated November 20, 2015, by and between 21st Century Techbanq LLC and Rockley Photonics, Inc.

10.15#	First Amendment to Lease Agreement, dated April 27, 2016, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.16#	Second Amendment to Lease Agreement, dated April 7, 2017, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.17#	Third Amendment to Lease Agreement, dated November 1, 2017, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.18#	Fourth Amendment to Lease Agreement, dated August 6, 2019, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.19#	Fifth Amendment to Lease Agreement, dated May 24, 2020, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

Exhibit Number	Description

10.20#	Sixth Amendment to Lease Agreement, dated January 27, 2021, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.21#	Seventh Amendment to Lease Agreement, dated January 27, 2021, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc.

10.22#	Office Lease, dated November 27, 2018, by and between RiverPark Tower I Owner LLC and Rockley Photonics, Inc.

10.23#	Office Lease, dated January 11, 2021, by and between Boardwalk Office Associates, LLC and Rockley Photonics, Inc.

10.24#	First Amendment to Office Lease, dated January 21, 2021, by and between Boardwalk Office Associates, LLC and Rockley Photonics, Inc.

10.25#	Licence, dated November 26, 2018, by and between Newport Wafer Fab Limited and Rockley Photonics Limited.

10.26#	Support Letter dated June 16, 2021 from Eleuthera Cayman Islands segregated portfolio company to Rockley Photonics Limited, Rockley Photonics Holdings Limited, and Rockley Photonics, Inc., attaching form of amendment and restatement deed and form of amended facility agreement.

10.27+#	Employment Agreement dated April 1, 2020, by and between Andrew Rickman and Rockley Photonics Limited

10.28+#	Form of Equity Side Letter with Andrew Rickman

10.29+#	Form of Deed of Amendment to Andrew Rickman’s Employment Agreement

10.30+#	Form of Deed of Termination to Rockley Ventures Limited Consultancy Agreement

10.31+#	Form of Amended and Restated Employment Agreement for Mahesh Karanth

10.32+#	Form of Amended and Restated Employment Agreement for Amit Nagra

21.1#	List of subsidiaries of Rockley Photonics Limited.

21.2#	List of subsidiaries of Rockley Photonics Holdings Limited.

23.1#	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of SC Health Corporation.

23.2#	Consent of Ernst & Young LLP, independent registered public accounting firm of Rockley Photonics Limited and its subsidiaries.

23.3#	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibit 5.1 hereto).

23.4#	Consent of Travers Thorp Alberga (included as part of Exhibit 5.2 hereto).

23.5	Consent of Ropes & Gray LLP (included as part of Exhibit 8.1 hereto).

99.1	Form of Proxy Card.

99.2#	Consent of Brian Blaser to be named as a director.

99.3#	Consent of Caroline Brown, PhD to be named as a director.

99.4#	Consent of Karim Karti to be named as a director.

99.5#	Consent of Michele Klein to be named as a director.

99.6#	Consent of William Huyett to be named as a director.

99.7#	Consent of Pamela Puryear to be named as a director.

+	Indicates a management contract or compensatory plan.
#	Previously filed.
†	Included as annex.

Item 22.	Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 24th day of June, 2021.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Dr. Andrew Rickman, OBE
Name: Dr. Andrew Rickman, OBE
Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dr. Andrew Rickman, OBE Dr. Andrew Rickman, OBE	Chief Executive Officer and Chairman of the Board of Director (Principal Executive Officer and Authorized Representative in the United States)	June 24, 2021

/s/ Mahesh Karanth Mahesh Karanth	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2021